                                                                   Exhibit 10.17

                                  CONFIDENTIAL

                                 AMENDMENT NO. 3
                                       TO
                            MASTER LICENSE AGREEMENT

                     (formerly the Volume License Agreement)

         THIS AMENDMENT NO. 3 TO MASTER LICENSE AGREEMENT ("Amendment No. 3") is made and entered into as of this 1st day of July, 2003 by and between Syntroleum Corporation, a Delaware corporation ("Licensor"), and Ivanhoe Energy Inc., a company organized under the laws of the Yukon, Canada ("Licensee").

                                    RECITALS

         A. WHEREAS, Licensor and Licensee previously entered into that certain Volume License Agreement dated as of April 26, 2000, as amended by Amendment No. 1 to Volume License Agreement dated as of October 11, 2000 which, among other things, changed the Volume License Agreement to a Master License Agreement. (collectively, the "Master License Agreement") and by Amendment No. 2 dated June 1, 2002; and

         B. WHEREAS, Licensor and Licensee desire to amend certain provisions of the Master License Agreement as set forth in this Amendment No. 3.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment No. 3, the Parties agree as follows. Unless otherwise provided in this Amendment No. 3, capitalized terms used in this Amendment No. 3 but not defined shall have the meanings set forth in the Master License Agreement.

         1. The definition of "Licensed Territory" at Section 1.15 of the Master License Agreement and Section 1.16 of the Site License Agreement is amended to read as follows:

         "LICENSED TERRITORY" means all the countries of the world and their respective territorial waters, including the United States of America, Canada, Mexico, the People's Republic of China, India, and their respective territorial waters, except for any country and its territorial waters (i) that, from time to time, may be prohibited, or whose citizens (considered as a group) may be prohibited, by the United States government from receiving Licensor Technology or the products thereof or (ii) the inclusion of which in the definition of Licensed Territory is, or could in good faith be argued to be, prohibited by United States law, including, without limitation, United States Executive Orders and administrative orders, rules and regulations. Licensed Territory shall include territories or territorial waters which are the subject of official dispute between or among countries only if all countries claiming sovereignty, a sovereign right, or jurisdiction over such territories or territorial waters are otherwise included within the definition of such term.

         2. Paragraph 5 of Amendment No. 1 is amended to delete the final sentence of Paragraph 5. Paragraph No. 5 shall now read as follows:

                  In consideration for the rights granted to Licensee by Licensor under this Amendment No. 1., Licensee shall pay Licensor a non-refundable amount of $7,000,000 U.S. dollars upon execution of this Amendment No. 1. This amount, as well as the previous payment of $3 million under the original Volume License Agreement, dated April 26, 2000, shall not be credited against the first $10,000,000 U.S. dollars in License Fees payable by Licensee to Licensor as partial reimbursement for the research and development costs previously incurred by Licensor.

         3. Section 2.01 of the Master License Agreement is hereby amended to add the following sentence at the end of the section:

                  With respect to any Licensed Plant Licensee wishes to develop in India and the People's Republic of China, Licensor and Licensee shall develop additional procedures to protect intellectual property; Licensor shall have the final approval in respect of any intellectual property protection procedures and participants and contractors involved in a

         Licensed Plant in those countries, which approval shall not be unreasonably withheld. Such participants shall not exclude China International Trust and Investment Corporation and national energy companies.

         4. Except as expressly amended by this Amendment No. 3, the Master License Agreement is and shall remain in full force and effect in accordance with its terms and the parties hereby ratify and reaffirm the Master License Agreement as amended hereby.

                                       Licensor
                                       SYNTROLEUM CORPORATION

                                       By: /s/ K. R. Roberts
                                           -------------------------------------
                                           Ken Roberts, Senior Vice President

                                       Licensee
                                       IVANHOE ENERGY INC.

                                       By: /s/ E. L. Daniel
                                           -------------------------------------
                                           E. Leon Daniel, President & CEO

                         Exhibit A to Amendment Number 2

                                  ATTACHMENT 3

                           to Master License Agreement

                             LICENSE FEE CALCULATION

I. For purposes of this Attachment 3, the following terms shall have the meanings ascribed thereto:

A. "LICENSED PLANT" means the Licensed Plant in which a Site License Agreement for such plant is issued to and remains in the name of the Licensee who has executed this Agreement with Licensor and, in which the Participating Interest held by Licensee, or collectively by Licensee and any other Person who has executed a license agreement (which is applicable to the Licensed Plant) with Licensor, represents at least 10% of the entire Participating Interest not held by a governmental authority regardless of operatorship of the Licensed Plant.

B. "LARGE LICENSED PLANT" means a Licensed Plant under a single Site License Agreement with a maximum daily design capacity, as defined in a single Process Design Package, of nominally 180,000 or more barrels of Synthetic Product per day and which may be constructed in two phases of nominally 90,000 or more barrels per day for each phase and with the second phase constructed either concurrently with the first phase or in a separate consecutive period starting no more than 1 year following the start of construction of the first phase.

C. "ROYALTY RATE" shall mean (i) the lowest royalty rate per Barrel of Synthetic Product accepted by Licensor for a Site License Agreement with a non-Affiliate for a facility of comparable size, in the Licensed Territory, which is not under a master preferred license agreement, during the twelve (12) months immediately preceding the execution date of the applicable Site License Agreement under this Agreement, or (ii) if no such Site License Agreement has been executed during the twelve (12) months immediately preceding, then the royalty rate per Barrel of Synthetic Product in the last Site License Agreement with a non-Affiliate, in the Licensed Territory, executed by Licensor, which is not under a master preferred license agreement, or (iii) if none of the foregoing applies, then US$0.50 per Barrel of Synthetic Product. Market Royalty Rate does not include the catalyst price as provided for under Section 2.03 of this Agreement.

D. "BLS INDEX" shall mean the index for January of the year in question represented by the Producer Price Index for Industrial Commodities as published by the Bureau of Labor Statistics, U.S Department of Labor, using the year 1982 as the base index equal to 100. If, at any time, the above index should cease to be published, then another suitable index published by the U.S. Government or other authoritative organization and generally recognized by the trade as authoritative with respect to changes in the U.S. of equivalent commodity costs shall be used.

II. For each Site License Agreement executed under this Agreement for a Licensed Plant with a maximum daily design capacity, as defined by the Process Design Package, of less than 30,000 barrels of Synthetic Product per day, Licensee agrees to pay License Fees to Licensor on a prepaid license basis as follows.

         A. Licensee agrees to pay Licensor a one-time, prepaid License Fee calculated in accordance with the following formula:

               License Fee = "C" x 350 x 7.5 x "R" wherein:

                  "C" = the maximum daily design capacity, as defined by the Process Design Package, of such Licensed Plant to produce Marketable Products measured in Barrels of Synthetic Product per day for which such Licensed Plant is originally designed and constructed, and

                  "R" =    the Royalty Rate.

               and payable in installments as follows:

                  (i) 20% within thirty (30) days after the execution of the Site License Agreement for such Licensed Plant;

                  (ii) 30% within thirty (30) days after delivery of the Process Design Package or within one hundred twenty
                         (120) days after the execution of the Site License Agreement for such Licensed Plant, whichever first occurs;

                  (iii) 20% within thirty (30) days after the commencement of field construction move-in;

                  (iv) 30% within one-hundred and twenty (120) days after the Start-Up Date of the Licensed Plant or a successful Performance Test as specified in the Process Guarantee and Performance Test Agreement, whichever first occurs.

         B. Notwithstanding any other provision of this Agreement, payments made by Licensee to Licensor under Section 5.01 of this Agreement and Section 5 of Amendment No. 1 to Volume License Agreement between Licensee and Licensor dated October 11, 2000, shall be fully credited against the License Fees payable by Licensee to Licensor under Section II.A.

         C. In the event the actual production capacity of any Licensed Plant, under II.A. above, is determined to have either exceeded the original maximum daily design capacity established in its Site License Agreement or is increased through major equipment modification, by more than five percent (5%) or by more than 500 barrels per day, at any time after the Start-up Date, Licensee shall pay Licensor an additional License Fee, on a prepaid basis, equal to the difference between (a) the prepaid License Fee as would have been calculated with the higher production capacity for such Licensed Plant substituted for "C" in the calculation method set forth in II.A. above, and (b) the License Fee as would have been calculated for such Licensed Plant by the method set forth in II.A. above using the original maximum daily design capacity established in each Site License Agreement. The incremental License Fee due will be reduced by any previous incremental adjustments. Such additional License Fee shall be payable within thirty (30) days after the end of the calendar year in which such increase in production capacity of such Licensed Plant occurs. Incremental License Fees for increased production capacity in any Licensed Plant shall not be due if the increased production capacity is the result of the initial use of Licensee Patent Rights or Licensee Technical information. The total cumulative incremental capacity adjustments under each Site License Agreement will be limited to 50 percent of the initial maximum daily capacity under such Agreement.

         D. Upon payment of all fees due under the Site License Agreement for each Licensed Plant under this Section II, Licensee shall be deemed to have acquired a fully paid license for such Licensed Plant up to the original maximum daily design capacity or any adjusted daily design capacity made under the provisions of
               Section II.B. above. Any additional incremental increases in the Licensed Plant capacity will be subject to additional License Fees as calculated under incremental adjustments pursuant to this
               Section II.

III. For each Site License Agreement executed under this Agreement for a Licensed Plant with a maximum daily design capacity, as defined in the Process Design Package, equal to or more than 30,000 barrels but less than nominally 180,000 barrels of Synthetic Product per day, Licensee agrees to pay License Fees to Licensor as follows.

         A.    PREPAID LICENSE FEE.

               1. Licensee agrees to pay Licensor a one-time, prepaid License Fee calculated in accordance with the following formula:

               License Fee = "C" x 350 x 7.5 x "R" x .50 wherein:

                  "C" = the maximum daily design capacity, as defined by the Process Design Package, of such Licensed Plant to produce Marketable Products measured in Barrels of Synthetic Product per day for which such Licensed Plant is originally designed and constructed, and

                  "R" =    the Royalty Rate.

               and payable in installments as follows:

                  (i) 20% within thirty (30) days after the execution of the Site License Agreement for such Licensed Plant;

                  (ii) 30% within thirty (30) days after delivery of the Process Design Package or within one hundred twenty
                         (120) days after the execution of the Site License Agreement for such Licensed Plant, whichever first occurs;

                  (iii) 20% within thirty (30) days after the commencement of field construction move-in;

                  (iv) 30% within one-hundred and twenty (120) days after the Start-Up Date of the Licensed Plant or a successful Performance Test as specified in the Process Guarantee and Performance Test Agreement, whichever first occurs.

               2. Notwithstanding any other provision of this Agreement, payments made by Licensee to Licensor under Section 5.01 of this Agreement and Section 5 of Amendment No. 1 to Volume License Agreement between Licensee and Licensor dated October 11, 2000, shall be credited against the License Fee payments due by Licensee to Licensor under Section III.A.1. at the rate of up to 50%, such that the Licensor shall receive a cash payment of at least 50% of the scheduled installment payment under Section III.A.1.

               3. In the event the actual production capacity of any Licensed Plant for which a prepaid License Fee has been paid under Section III.A. above is determined to have exceeded the original maximum daily design capacity established in its Site License Agreement by more than five percent (5%) or by more than 500 barrels per day, at any time after the Start-up Date, Licensee shall pay Licensor an additional License Fee, on a prepaid basis, equal to the difference between (a) the prepaid License Fee as would have been calculated with the higher production capacity for such Licensed Plant substituted for "C" in the calculation method set forth in II.A. above, and (b) the License Fee as would have been calculated for such Licensed Plant by the method set forth in
               Section III.A. above using the original maximum daily design capacity established in each Site License Agreement. Such additional License Fee shall be payable within thirty (30) days after the end of the calendar year in which such increase in production capacity of such Licensed Plant occurs. Incremental License Fees for increased production capacity in any Licensed

               Plant shall not be due if the increased production capacity is the result of the initial use of Licensee Patent Rights or Licensee Technical information. The total cumulative incremental capacity adjustments under each Site License Agreement will be limited to 50 percent of the initial maximum daily capacity under such Agreement.

         B.    RUNNING ROYALTY LICENSE FEES.

               1. In addition to the prepaid License Fee payable by Licensee to
                  Licensor in accordance with Paragraph A above, Licensee agrees to pay Licensor, on or before thirty (30) days after the end of each calendar month, a monthly running royalty license fee based on the actual operation of the Licensed Plant and calculated in accordance with the following formula:

                  Monthly Running Royalty License Fee =
                     "MP" x ("R" x .50) x "BLS"

                  wherein:

                     "MP" = the total monthly production in Barrels of Synthetic Product during a calendar quarter as measured in a manner specified in the Process Design Package,

                     "R" =    the Royalty Rate, and

                     "BLS" = the factor equal to (a) the BLS Index for the calendar year in which the payment is being made divided by (b) the BLS Index applicable as of the Effective Date of the Master License Agreement.

IV. For each Site License Agreement executed under this Agreement for a Large Licensed Plant, Licensee agrees to pay License Fees to Licensor as follows:

      1.    FIRST PHASE

            A.    PREPAID LICENSE FEE

                  25% of the Prepaid License Fee for the first nominal 90,000 barrels per day of a Large Licensed Plant ("First Phase") will be paid in accordance with the installment payment schedule set forth in Section III.A. above

                  AND

            B.    RUNNING ROYALTY LICENSE FEES

                  The remaining License Fee in respect to the First Phase of a Large Licensed Plant, will be paid, on or before thirty (30) days after the end of each calendar month, as a running royalty license fee ("First Phase Running Royalty License Fee") per barrel of actual production of Marketable Products for the life of the project. The First Phase Running Royalty License Fee rate, will be equal to 75% of the standard Royalty Rate for a Licensed Plant current at the time of execution of the Site License Agreement and escalated annually thereafter based upon the Bureau of Labor Statistics published inflation index, calculated as follows:

                  FirstPhase Running Royalty License Fee =
                      "MP x ("R" x 0.75) x "BLS"

                  Wherein:

                     "QP" = total monthly production in Barrels of Marketable Products during a calendar month

                     "R" =    the Royalty Rate

                     "BLS" = the factor equal to (a) the BLS index for the calendar year in which the payment is being made divided by (b) the BLS Index applicable as of the Effective Date of the Master License Agreement.

      2.    SECOND PHASE

            For the second nominal 90,000 barrels per day minimum or more for the Large Licensed Plant under the same Site License Agreement referenced above ("Second Phase") that will be included in a combined design with the First Phase as a single project for purposes of preparation of the Process Design Package, with the Second Phase constructed either concurrently with the First Phase or in a separate consecutive period starting no more than 1 year following the start of construction of the First Phase, the License Fee associated with the Second Phase of the Large Licensed Plant shall be paid as follows:

            A.    PREPAID LICENSE FEES

                  25% of the Prepaid License Fee for the Second Phase will be payable in installments as follows:

                  (i) 50% at the closing of the financing on the First Phase with respect to a Large Licensed Plant covered by a Site License (Financial Closing)

                  (ii) 20% within thirty (30) days after the commencement of field construction move-in; and

                  (iii) 30% at the satisfactory Performance Test of the Second Phase of the Large Licensed Plant.

                  AND

            B.    RUNNING ROYALTY LICENSE FEES

                  The remaining License Fee in respect to the Second Phase of the Large Licensed Plant, will be paid, on or before thirty
                  (30) days after the end of each calendar month, as a running royalty license fee ("Second Phase Running Royalty License Fee") per barrel of actual production of Marketable Products for the life of the project. The Second Phase Running Royalty License Fee rate, will be equal to 50% of the standard Royalty Rate for the Licensed Plant current at the time of execution of the Site License Agreement and escalated annually thereafter based upon the Bureau of Labor Statistics published inflation index, calculated as follows:

                  Second Phase Running Royalty License Fee =
                     "MP x ("R" x 0.50) x "BLS"

                  Wherein:

                     "MP" = total monthly production in Barrels of Marketable Products during a calendar month

                     "R" =    the Royalty Rate

                     "BLS" = the factor equal to (a) the BLS index for the calendar year in which the payment is being made divided by (b) the BLS Index applicable as of the Effective Date of the Master License Agreement.

      3. Accumulated credits, if any, to which Licensee is entitled against the License Fee under the Site License may be applied at Financial Closing and any remaining credits may be applied the thirty (30) days after commencement of field construction move-in.




V. All payments required hereunder shall include a statement showing the details supporting the calculation of the License Fees being paid. Licensee shall keep accurate and complete records of all natural gas feedstock processed (volume and composition) and all Synthetic Product produced at and either used internally within or removed from each Licensed Plant to enable verification of statements and payments rendered to Licensor hereunder. Licensee agrees to permit Licensor, at Licensor's expense, to inspect such records on reasonable notice and at reasonable intervals during normal business hours to verify the license fees paid and payable under this Agreement.

VI. If the Licensee can not achieve financing on commercially reasonable terms for the Licensed Plant or if the project is terminated for any reason prior to such time, Licensee shall retain 25% of the License Fee payments made to Licensor for the project up to that date and the remaining 75% shall be credited to any future Licensed Plant that is initiated within 15 years from the Effective Dates of the Master License Agreement.